                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is entered into as of this 16th day of December, 1996, by and between COMMEMORATIVE BRANDS, INC. and any successors thereto (collectively referred to as the "Company") and RICHARD H. FRITSCHE ("Executive").

      The parties hereby agree as follows:

1. Employment. Executive will serve the Company in an executive capacity in such office as from time to time shall be determined by the Board of Directors of the Company, and will perform, faithfully and diligently, the services and functions performed and will carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company. Executive agrees to perform such duties as hereinabove described and to devote full-time attention and energy to the business of the Company. Executive will not, during the term of employment under this Agreement, engage in any other business activity if such business activity would impair Executive's ability to carry out his duties under this Agreement.

2. Term. This Agreement shall be effective upon consummation of the acquisition by the Company of substantially all of the assets and businesses of L.G. Balfour Company, Inc. and CJC Holdings, Inc. on December 16, 1996 and shall thereafter terminate on December 15, 1999; provided that the term of this Agreement may be automatically extended for an additional year on December 15, 1999 and each anniversary of December 15, 1999, unless at least 60 days prior to December 15, 1999 or such anniversary date, the Company shall give notice to Executive that the termination date shall not be so extended.

3. Compensation and Other Benefits.

      3.1 Salary; Bonus. The salary compensation to be paid by the Company to Executive and which Executive agrees to accept from the Company for services performed and to be performed by Executive hereunder shall be an annual gross amount, before applicable withholding and other payroll deductions, of $115,000, payable in equal bi-weekly installments of $4,423.08, subject to such changes as the Board of Directors of the Company may, in its sole discretion, from time to determine. In addition, the Company agrees to pay Executive a $50,000 bonus if Executive remains employed by the Company during the period from December 16, 1996 through December 15, 1997, or if Executive's employment is earlier terminated by the Company without Cause (as defined in paragraph 6.1 below) or by Executive with Good Reason (as defined in paragraph 6.4 below), in each case, subject to approval by the Board of Directors of the Company based on Executive's performance during such period.

      3.2 Benefits. Executive shall be entitled to participate in such employee benefit programs, plans and policies (including incentive bonus plans and incentive stock option plans) as are maintained by the Company and as may be established for the employees of the Company from time to time on the same basis as other executive employees are entitled thereto. It is understood that the establishment, termination or change in any such Executive employee benefit programs, plans or policies shall be at the instance of the Company in the exercise of its sole discretion, from time to time, and any such termination or change in such program, plan or policy will not affect this Agreement so long as Executive is treated on the same basis as other executive employees participating in such program, plan or policy, as the case may be. Upon termination of employment under this Agreement, without regard to the manner in which the termination was brought about, Executive's rights in such employee benefit programs, plans or policies shall be governed solely by the terms of the program, plan or policy itself and not this Agreement. Executive shall be entitled to an annual paid vacation in accordance with the Company's personnel policy for his years of service completed as an employee of the Company (and, to the extent applicable, the Company's predecessors).

4. Working Facilities. During the term of his employment under this Agreement, Executive shall be furnished with a private office, stenographic services and such other facilities and services as are commensurate with his position with the Company and adequate for the performance of his duties under this Agreement.

5. Expenses. During the term of his employment under this Agreement, Executive is authorized to incur reasonable out-of-pocket expenses for the discharge of his duties hereunder and the promotion of business of the Company, including expenses for entertainment, travel and related items. The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of itemized accounts of expenditures incurred in accordance with customary Company policies.

6. Termination. Executive's employment under this Agreement may be terminated with or without cause or reason by either Company or Executive upon the following terms and conditions.

      6.1 Termination by Company for Cause. If any of the following events or circumstances occur, the Company may terminate Executive's employment under this Agreement at any time during or at the end of the initial or any extended term of this Agreement for any of the following causes (each a "Cause").

      (i)   Executive's conviction of a felony;

      (ii) Executive's intentional failure to observe or perform material provisions of this Agreement required to be observed or performed by him; or

      (iii) Executive's intentional substantial wrongful damage to property of the Company.

      Upon payment by the Company to Executive of all salary payable, accrued and unused vacation, and any accrued bonus to the date of such termination, the Company shall have no further liability to Executive for compensation in accordance herewith, and Executive will not be entitled to receive the Termination Payment or Termination Benefits (as such terms are defined below) except aforesaid vacation and any accrued bonus.

      6.2 Termination by Company Without Cause. In the event of the termination of Executive's employment under this Agreement by the Company at any time during or at the end of the initial or any extended term of this Agreement without Cause as defined in Paragraph 6.1 above, Executive will be entitled to receive 39 bi-weekly payments equal to the average of his bi-weekly compensation in effect within the two years preceding the termination (including, for these purposes, average bi-weekly compensation of Executive from the Company's predecessors) ("Termination Payments"), less legally required withholdings. In addition to the Termination Payments, Executive will be entitled to elect the continuation of health benefits under COBRA and the Company will pay the COBRA premiums for an 18-month period, beginning on the date that Executive's health coverage ceases due to his termination, accrued but unused vacation, and any accrued bonus ("Termination


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

Benefits"). If Executive obtains employment while he is entitled to receive the Termination Payments and the Termination Benefits, each Termination Payment shall be reduced by the amount of his average bi-weekly compensation to be received in connection with his new employment and the payment of the Termination Benefits shall cease upon Executive becoming covered under the new employer's health coverage plan at no cost to Executive. The combination of the Termination Payments and the Termination Benefits constitute the sole amount to which Executive is entitled if termination is without Cause.

      6.3 Termination by Executive Without Good Reason. Executive may terminate his employment under this Agreement without Good Reason as defined in Paragraph
6.4 below upon the giving of 90 days written notice of termination. In the event of such termination, the Company may elect to pay Executive six months of compensation including unused accrued vacation and any accrued bonus in lieu of 90 days notice, in which event Executive's services to the Company will be terminated immediately. No Termination Payments or Termination Benefits other than as set forth in Section 6.3 shall be payable upon Executive's termination of this Agreement without Good Reason.

      6.4 Termination by Executive With Good Reason. Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

      (i) Without Executive's consent, the assignment to Executive of substantial duties inconsistent with Executive's then-current position, duties, responsibilities and status with the Company, or any removal of Executive from his titles and offices, except in connection with the termination of Executive's employment under this Agreement by Company or as a result of Executive's death or permanent disability (as defined in the Company's or Executive's disability insurance policies);

      (ii) The Company requiring Executive to relocate anywhere other than to Austin, Texas, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations, or, in the event Executive consents to relocation from Attleboro, Massachusetts other than to Austin, Texas or any further relocation out of Austin, Texas, the failure by the Company to pay or reimburse Executive for all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relocation and to indemnify Executive against any loss (defined as the difference between the actual bona fide sale price of such residence and the fair market value of such residence as determined by a member of the Society of Real Estate Appraisers designated by Executive and satisfactory to the Company) realized in the sale of Executive's principal residence in connection with any such change in residence; or

      (iii) A decrease in Executive's salary from the salary in effect upon the date hereof that is inconsistent with or not commensurate with Executive's then current position with the Company.

      In the event of termination under this Section 6.4, the Company shall pay to Executive the same Termination Payments and Termination Benefits to which Executive would have been entitled had he been terminated by the Company without Cause.


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

      6.5 Death or Permanent Disability. Executive's employment under this Agreement shall terminate upon Executive's death or permanent disability (as defined in the Company's or Executive's disability insurance policies). Other than accrued but unused vacation and any accrued but unpaid bonus, no Termination Payments or Termination Benefits shall be payable upon Executive's death or permanent disability.

      6.6 Release Agreement. The Termination Payments and Termination Benefits pursuant to Section 6 are contingent upon Executive executing a Release Agreement after termination, a copy of which is attached to this Agreement. It is understood that Executive may preserve all rights and causes of action in the event of termination by the Company and evidence of release of same will only be by execution of said Release Agreement after termination.

7. Confidentiality. During and after the term of employment under this Agreement, Executive agrees that he shall not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any of Company's trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data or other confidential information were communicated to or otherwise learned or acquired by Executive during his employment relationship with Company ("Confidential Information"), except that Executive may disclose such matters to the extent that disclosure is required (a) at Company's direction or (b) by a court or other governmental agency of competent jurisdiction. As long as such matters remain trade secrets, proprietary data or other confidential information, Executive shall not use such trade secrets, proprietary data or other confidential information in any way or in any capacity other than as expressly consented to by Company.

8. Covenant not to Compete or Solicit.

      8.1 Executive agrees to refrain for one year after the termination of his employment under this Agreement for any reason, without written permission of the Company, from becoming involved in any way, within the boundaries of the United States, in the business of manufacturing, designing, servicing or selling, the type of jewelry or fine paper or other scholastic, licensed sports, insignia, recognition or affinity products manufactured or sold (or then contemplated to be manufactured or sold) by the Company, its divisions, subsidiaries and/or other affiliated entities, including but not limited to, as an employee, consultant, independent representative, partner or proprietor.

      8.2 Executive also agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason, for one year thereafter, without written permission from the Company, from diverting, taking, soliciting and or accepting on his own behalf or on the behalf of another person, firm, or company, the scholastic, licensed sports, insignia, recognition or affinity business of any customer of the Company, its divisions, subsidiaries and/or affiliated entities, or any potential customer of the Company, its divisions, subsidiaries and/or affiliated entities whose identity became known to Executive through his employment by the Company and to which the Company has made a written business proposal or provided written pricing information before the termination of Executive's employment under this Agreement.

      8.3 Executive agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason for a period of one year thereafter, from inducing or attempting to influence any employee or independent representative of the Company, its divisions, subsidiaries, and/or affiliated entities to terminate his or her employment or association with the Company or such other entity.

      8.4 Executive further agrees that the covenants in Sections 8.1 and 8.2 are made to protect the legitimate business interests of the Company, including interests in the Company's "Confidential Information," as defined in Section 7 of this Agreement, and not to restrict his mobility or to prevent him from utilizing his skills. Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and in particular for breach of these covenants.

9. Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement will be governed by the law of the State of Texas.

10. Separability. If any provision of this Agreement is rendered or declared illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect.

11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified mail (return receipt requested) addressed as follows:

If to Executive:    Richard H. Fritsche
                    46 Ledgetree Road
                    Medfield, MA  02052

If to Company:      Chief Executive Officer
                    Commemorative Brands, Inc.
                    7211 Circle S Road
                    Austin, TX 78745

12. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. The rights and obligations of Executive under this Agreement are of a personal nature and shall neither be transferred or assigned in whole or in part by Executive.

13. Non-Waiver. No waiver of or failure to assert any claim, right, benefit or remedy hereunder shall operate as a waiver of any other claim, right, benefit or remedy of the Company or Executive.

14. Review and Consultation. Executive acknowledges that he has had a reasonable time to review and consider this Agreement and has been given the opportunity to consult with an attorney.

15. Entire Agreement and Amendments. This Agreement contains the entire agreement of Executive and the Company relating to the matters contained in this Agreement and supersedes all prior agreements and understandings, oral or written, between Executive and the Company with respect to the subject matter in this Agreement. This Agreement may be changed only by an agreement in writing by Executive and the Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                         COMMEMORATIVE BRANDS, INC.


                                         By: /s/ Jeffrey H. Brennan
                                            ---------------------------------
                                             Name:  Jeffrey H. Brennan
                                             Title: Chief Executive Officer


                                         EXECUTIVE


                                         /s/ Richard H. Fritsche
                                         ------------------------------------
                                           Richard H. Fritsche

                        SEPARATION AND RELEASE AGREEMENT

      This Separation and Release Agreement ("Agreement"), dated
___________________________, between COMMEMORATIVE BRANDS, INC. and any successor thereto (collectively, the "Company") and RICHARD H. FRITSCHE ("Employee").

      Employee and Company agree as follows:

      1. The employment relationship between Employee and Company terminated on __________________________________ (the "Termination Date").

      2. In accordance with Employee's Employment Agreement, the Company has agreed to pay Employee, after the Termination Date, 39 bi-weekly payments less required withholdings and certain other benefits.

      3. In consideration of the above, the sufficiency of which Employee hereby acknowledges, Employee, on behalf of Employee and his heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this letter agreement, including, without limitation, any claims Employee may have arising from or relating to Employee's employment or termination from employment with the Company, including a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Employee's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that Employee be advised to consult with an attorney before Employee waives any claim under ADEA. In addition, the ADEA provides Employee with at least 21 days to decide whether to waive claims under ADEA and seven days after Employee signs the Agreement to revoke that waiver.

      Additionally, Company agrees to discharge and release Employee and his heirs from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring prior to the date of this Agreement, including, but not limited to, any claim, matter or action related to Employee's employment and/or affiliation with, or termination and separation from Company.

      4. This Agreement is not an admission by either Employee or Company of any wrongdoing or liability.

      5. Employee agrees that he waives any right to reinstatement or future employment with Company following his separation from Company on the Termination Date.

      6. Employee further agrees that he shall engage in no act after execution of the Separation and Release Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of Employee.

      7. Employee agrees that he shall continue to be bound by Sections 7 and 8 of his Employment Agreement.

      8. The parties agree to keep the substantive terms of this Agreement, including the amount of consideration mentioned therein, confidential and agree not to disclose the substantive contents of the Agreement. Notwithstanding the above provisions, the parties may disclose the terms and provisions of the Agreement to their spouses and to taxing authorities, including the Internal Revenue Service, regulatory bodies, and/or governmental agencies having a valid, legal right to the information contained therein and making a valid and proper request therefor. The parties may also disclose the terms and provisions of the Agreement to their attorneys, accountants, bankers and/or investment advisors. The Company may disclose the terms and provisions of the Agreement to individuals within the corporate organization where such disclosure is necessary for the business operations of the corporation. Any party may disclose the terms and provisions of the agreement with the written consent of the opposing party, or as may be otherwise required by law.

      9. Employee shall return all Company property in his possession, including, but not limited to, Company keys, credit cards, and originals or copies of books, records, or other information pertaining to Company business.

      10. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement may be settled by arbitration in Austin, Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to change or modify any provision of this Agreement. In addition, any and all charges which may be made for the cost of the arbitration and the fees and expenses of the arbitrator shall be borne equally by the parties.

      Jurisdiction with respect to any legal proceeding brought by Company or Employee, concerning any subject matter contained in this Agreement shall rest in state or federal courts sitting in the State of Texas. Also, Company or Employee, at its election, may submit any dispute it has with the other party under this Agreement to arbitration in accord with the procedures set forth in this section.

      11. This Agreement represents the complete agreement between Employee and Company concerning the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on either party unless in writing and signed by both Employee and Company.

      12. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

      13. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by Employee shall be effective unless Company has received within the 7-day revocation period, written notice of any revocation, all monies received by Employee under this Agreement and all originals and copies of this Agreement.

      14. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Employee acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, Employee acknowledges that he has been afforded the opportunity of at least 21 days to consider this Agreement.

      The parties to this Agreement have executed this Agreement as of the day and year first written above.

                                        COMMEMORATIVE BRANDS, INC.


                                        By:_________________________________
                                        Name:_______________________________
                                        Title:______________________________


                                        EXECUTIVE


                                        /s/ Richard H. Fritsche
                                        ------------------------------------
                                        Richard H. Fritsche


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